Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of MediaBay, Inc. on Form S-3, expected to be filed on or about June 11, 2001, of our report dated March 30, 2001, included in the Annual Report on Form 10-KSB of MediaBay, Inc. for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/  Deloitte & Touche LLP


Parsippany, New Jersey
June 11, 2001